Exhibit 10.17

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of this 1st day of May, 2017 (the “Effective Date”) by and between FAAC INCORPORATED, a Michigan corporation (“Purchaser”) and OAK VALLEY 1229, LLC, a Michigan limited liability company (“Seller”).
W I T N E S S E T H:
WHEREAS, Seller is the owner of a parcel of land of approximately 2.46 acres improved with a certain one story building containing approximately 17,200 square feet of space commonly known as 1229 Oak Valley Drive, Ann Arbor, Washtenaw County, Michigan; and
WHEREAS, Purchaser desires to purchase the Property (as hereinafter defined) from Seller, upon the terms and conditions as set forth in this Agreement; and
WHEREAS, Seller desires to sell the Property to Purchaser, upon the terms and conditions as set forth in this Agreement.
NOW, THEREFORE, in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the foregoing recitals, which are incorporated herein by this reference, Seller and Purchaser agree as follows:
1.       Sale of Property.  Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, the Real Property, Personal Property, Permits, Warranties and Plans (as each such term is defined herein, collectively, the “Property”):
1.1        Real Property.  The parcel of land and appurtenant easements or other rights more particularly described on Exhibit A attached hereto (collectively, the “Land”), including, without limitation, all easements necessary to provide pedestrian and vehicular access to publicly dedicated streets from each driveway on the Land, together with (i) all building structures, improvements and fixtures located on the Land, including, without limitation, all heating, lighting, plumbing, electrical and air-conditioning fixtures (collectively, the “Improvements”), and (ii) all easements, air, mineral and riparian rights, all development rights and all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining, including all right, title and interest of Seller, if any, in and to the streets, alleys and rights-of-way adjacent to the Land and the Improvements (collectively, the “Real Property”).
1.2        Personal Property.  Any fixtures, personalty, equipment, personal property, landscaping equipment and all heating, lighting, plumbing, electrical and air‑conditioning fixtures and equipment, owned by Seller and situated in or about the Real Property and used in the operation of the Property (the “Personal Property”).
1.3        Permits.  Any licenses, permits, certificates of occupancy and franchises for the Property (the “Permits”), to the extent such Permits are assignable.

1.4        Warranties.  Seller’s interests in all unexpired warranties and guaranties, if any, given to, assigned to or benefiting Seller or the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property or the Personal Property (the “Warranties”).
1.5        Plans.  All plans and specifications, if any, in Seller’s possession or control, relating to the construction of the Improvements (the “Plans”).
2.       Purchase Price.
2.1        Purchase Price.  Purchaser shall pay to Seller, as consideration for the purchase of the Property, the sum of TWO MILLION FIFTY THOUSAND AND NO/100THS DOLLARS ($2,050,000.00) (the “Purchase Price”).  The Purchase Price, plus or minus prorations and other adjustments as provided in this Agreement, if any, shall be due at Closing and shall be paid by wire transfer of immediately available funds paid to Seller on the Closing Date (as hereinafter defined).
3.       Earnest Money.  Within five (5) business days after the Effective Date, Purchaser is depositing with Seller, in escrow, the sum of Fifty Thousand and no/100 Dollars ($50,000.00) (the “Earnest Money”), in good funds, either by certified bank or cashier’s check or by federal wire transfer.  Seller shall hold the Earnest Money in a non-interest-bearing account in accordance with the terms and conditions hereof. In the event that Purchaser does not terminate this Agreement under paragraph 4 hereof by May 15, 2017, except as otherwise provided in paragraph 11 below, TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) of the Earnest Money shall be non-refundable to Purchaser and shall be retained by Seller.  In the event that this transaction fails to close for any reason, TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) of the Earnest Money shall be refunded to Purchaser.
4.       Investigation Period.
4.1        Investigation.  No later than five (5) days after the Effective Date, Seller shall deliver to Purchaser the following documents to the extent in the possession of Seller: (i) all plans and specifications for the Property, including, without limitation, the most recent ALTA survey of the Property or any other survey of the Property, if any; (ii) any previous title reports and legible copies of all exceptions thereto, if any; (iii) any environmental reports, soil test reports, soil boring reports of the Property, and, at Purchaser’s option, Seller shall cooperate with Purchaser to have any such reports certified to Purchaser; (iv) any physical inspection reports of the Property, and, at Purchaser’s option, Seller shall cooperate with Purchaser to have any such reports certified to Purchaser; (v) any letters or orders from the applicable municipality for the Property relating to violations at the Property; (viii) copies of any Warranties including, without limitation, any roof, construction and HVAC warranties; and (ix) copies of any Permits including, without limitation, all certificates of occupancy. In addition, Seller shall promptly deliver to Purchaser all other documents in Seller’s possession reasonably requested by Purchaser. Purchaser shall have until May 15, 2017 (herein, the “Investigation Period”) in which to undertake the following tests and studies which Purchaser, in its sole discretion, deems necessary to determine the feasibility of its acquisition: make soil, ground water, environmental and engineering tests, inspect and audit the Property and records of Seller with respect thereto for such purposes as Purchaser may require in order for Purchaser to ascertain, in its reasonable discretion, that the environmental condition of the Real Property is satisfactory, that the soil condition of the Real Property is satisfactory, and that the Real Property is not located in a flood hazard or wetlands area as designated by any governmental authority. Seller shall cooperate with Purchaser in the performance of its due diligence. If during the Investigation Period Purchaser elects not to proceed with the transaction contemplated herein because it reasonably determined that the condition of the Real Property does not meet the requirements of this paragraph 4.1 or it is dissatisfied with the state of title to the Real Property or items shown on the Survey (as hereinafter defined), Purchaser may terminate this Agreement by notifying Seller in writing of such election and receive a refund of the Earnest Money.  Purchaser shall notify Seller, on or before the expiration of the Investigation Period, whether it desires to proceed with this transaction. A failure to so notify Seller on or before the expiration of the Investigation Period shall be deemed as notice to Seller that Purchaser is satisfied with its investigation of the Real Property and that it waives this condition precedent to Closing.
5.       Title Requirements, Survey and Permitted Exceptions.
5.1        Title Evidence.  Within ten (10) days after the Effective Date, Purchaser shall cause Title Source, Inc., as agent for Fidelity National Title Insurance Company (the “Title Company”), having its office at 201 West Big Beaver Road, Suite 160, Troy, Michigan, 48084-4169, Attention: Robert Powell, telephone (313) 877-1776, to furnish to Purchaser an ALTA Form B owner’s commitment for title insurance (the “Title Commitment”) covering the Real Property (together with legible copies of the exception documents referenced therein) pursuant to which Title Commitment the Title Company shall agree to issue to Purchaser, upon the Closing of the purchase of the Property, an ALTA owner’s title insurance policy for the Property in the amount of the Purchase Price, without exception for any matters except as described in this Article 5 (the “Buyer’s Title Policy”).
5.2        Survey.  Within twenty (20) days after the Effective Date, Seller shall furnish to Purchaser a new survey or updated survey of the Real Property in accordance with current ALTA standards (the “Survey”).
5.3        Objections; Cure of Title and Survey Objections.  On or before ten (10) days after receipt of the Title Commitment and the Survey, Purchaser may make written objections (“Objections”) to the form and/or contents of the Title Commitment or the Survey.  Purchaser’s failure to make objections within such time period shall constitute Purchaser’s waiver of Objections. Any matter shown on the Title Commitment (except the lien documents securing any monetary liens) or on the Survey which is not objected to by Purchaser shall be a “Permitted Exception” hereunder.  Seller will have ten (10) days after receipt of the Objections to attempt to cure the Objections.  If Seller is unwilling or unable to cure the Objections within such ten (10) day period, Purchaser’s may elect to do any of the following by delivering written notice thereof to Seller on or before the expiration of the Investigation Period:
(a)             Terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder except for those matters which specifically survive the expiration or termination of this Agreement; or

(b)            Waive the Objections and proceed to close on the Property subject thereto.  In the event that that an objection may be cured with the payment of money, Purchaser may elect to close and the amount necessary to cure the objection shall be paid from the proceeds payable to the Seller hereunder at Closing.  If Purchaser does not timely make the required election in writing, then Purchaser shall be deemed to have made the election provided in clause (a) hereof.
In the event that after issuance of the Title Commitment a new exception is added to the Title Commitment, Purchaser shall again have the foregoing rights as to the new matter.  Notwithstanding the foregoing, in no event shall Purchaser be required to object to any monetary liens of any kind or nature all of which Seller shall cause to be released at Closing.
6.       Conditions Precedent to Closing.  Closing on the purchase of the Property hereunder shall be and hereby is conditioned upon satisfaction of each of the following conditions (collectively, the “Conditions Precedent”):
6.1         Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects;
6.2         The representations and warranties of Seller as set forth in this Agreement made by Seller shall be, in all material respects, true, correct and complete;
6.3         Seller shall have performed each and every agreement to be performed by Seller pursuant to this Agreement;
6.4         As of the Closing, the Title Company shall have issued or shall have committed to issue, upon the sole condition of the payment of its regularly scheduled premium, the Purchaser’s title insurance policy in the form required under this Agreement;
6.5         As of the Closing, there shall have occurred no casualty of a material nature to the Property (“material”, for this purpose being defined as costing in excess of $100,000 to repair) or condemnation or threat of condemnation by any applicable governmental authority affecting all or any part of the Property; and
6.6         If the Property is subject to a declaration of covenants, conditions and restrictions, condominium declaration or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of the Property, at the Closing, or if one or more easements are required to provide access to a public way over the land of others (“Easements”), Seller shall deliver to Purchaser (i) estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from the declarant, Association (as hereinafter defined), committee, agent or other person or entity having governing or approval rights under the CCRs and the party burdened by any Easement, and (ii) a recordable assignment, in form and substance satisfactory to Purchaser, assigning any and all developer, declarant or other related rights or interests of Seller (or any affiliate of Seller) in or under the CCRs, if Seller (or such affiliate) holds such rights or interests and an assignment of the Easement or including same in the legal description of the deed all of which shall include any required consents to this transaction.

If any of the Conditions Precedent listed above have not been satisfied on or before the Closing Date, this Agreement may be canceled by Purchaser, at Purchaser’s option, by written notice from Purchaser to Seller given on or before the Closing Date and Purchaser shall receive a refund of the Earnest Money or Purchaser may extend the Closing Date for a reasonable period for Seller to attempt to satisfy the foregoing conditions precedent and, if Seller again fails to satisfy the foregoing conditions precedent during such extended period, Purchaser shall again have the rights under this sentence. Upon such cancellation, this Agreement shall terminate except for obligations which expressly survive the termination or cancellation of this Agreement, and Purchaser shall receive a refund of the Earnest Money and neither party shall have any obligations to the other thereafter.  Purchaser shall have the right to unilaterally waive any Conditions Precedent by written notice to Seller.
At all times prior to Closing Seller shall:
(a) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances or other interests which would affect the Property or Seller’s ability to comply with the terms of this Agreement;

(b) Refrain from entering into any contracts or other commitments regarding the Property, other than in the ordinary and usual course of business, which may be cancelled at Closing without penalty, and which shall be cancelled by Seller at Closing, without the prior written consent of Purchaser;

(c) Keep in effect Seller’s existing policies of insurance insuring the Property;

(d) Refrain from storing, treating, or disposing on the Property any Hazardous or Toxic Substance, as defined hereafter. The term “Hazardous or Toxic Substances,” as used in this Agreement, means any substance the generation, storage, treatment disposal, or transportation of which is prohibited or regulated by any law or governmental regulation having as its object the protection of public health, natural resources, or the environment, including, by way of illustration only, the following: the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Clean Water Act and all applicable State of Michigan environmental acts (collectively, “Environmental Laws”);

(e)                  Promptly (within three (3) business days after receipt) furnish Purchaser with a copy of all notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Property or the use or operation thereof and a copy of all notices of claims or potential claims from any such governmental authority; and

(f)                   From the Effective Date through the earlier of the termination of this Agreement or Closing, Seller will not negotiate with any third party, other than Purchaser, the sale or other disposition of the Property, or enter into any contract (whether binding or not) regarding the sale or other disposition of the Property.

7.       Closing.
7.1        Closing Date.  The consummation of the purchase of the Property contemplated by this Agreement (the “Closing”) shall take place at the offices of the Title Company on a date selected by Purchaser but not later than July 1, 2017 (the “Closing Date”) or at such other place and time as Purchaser and Seller may agree to in writing.  The Closing may take place through an escrow with the Title Company.
7.2        Seller’s Obligations at Closing.  On the Closing Date, Seller shall execute and/or deliver to Purchaser, through the Title Company as applicable, the following:
(a)             Deed.  A Warranty Deed (the “Deed”) for the Property, substantially in the form attached hereto as Exhibit C, conveying the Real Property to Purchaser, subject only to the Permitted Exceptions.
(b)            Bill of Sale.  A warranty Bill of Sale, substantially in the form attached hereto as Exhibit D, conveying the Personal Property, if any, to Purchaser in an “AS IS, WHERE IS” physical condition. Such Bill of Sale shall provide for a warranty of title and that the Personal Property is being conveyed lien free.
(c)            Assignment and Assumption of Permits, Plans and Warranties.  A Blanket Transfer, Assignment and Assumption, substantially in the form attached hereto as Exhibit E (the “Blanket Assignment”), assigning Seller’s interest in the Permits, Plans and Warranties for the Property to Purchaser.
(d)            Original Documents.  Original copies of the Permits, the Warranties, and the Plans for the Property to the extent they exist and are in Seller’s possession.
(e)             FIRPTA Affidavit.  A non-foreign affidavit properly executed and containing such information as is required by IRC Section 1445(b)(2) and its regulations.
(f)            Owner’s Title Insurance Policy.  An owner’s title insurance policy or “marked up” Title Commitment for the Real Property insuring fee simple title to each Real Property to Purchaser in a face amount equal to the Purchase Price and containing no exceptions other than the Permitted Exceptions and other exceptions, if any, to which Purchaser may consent.
(g)            Title Documents.  Such affidavits of Seller or other documents as may be reasonably required by Title Company in order to record the closing documents and issue the Buyer’s Title Policy.
(h)            Closing Statement.  A closing statement setting forth the Purchase Price, adjustments, prorations and closing costs as set forth herein.
(i)             Keys.  Any keys, computer key cards or access codes or devices for entry upon the Property and all rooms contained therein.

(j)              Termination of Lease.  A termination of the Lease (as hereinafter defined) (the “Termination of Lease”).
(k)            Additional Documents.  Such other documents as may be required by the terms and conditions of this Agreement.
7.3        Purchaser’s Obligations at Closing.  On the Closing Date, Purchaser shall execute and/or deliver to Seller, through the Title Company as applicable, the following with respect to the Property:
(a)             Purchase Price.  The Purchase Price payable at Closing by wire transfer on the Closing Date.
(b)             Blanket Assignment.  The Blanket Assignment.
(c)             Termination of Lease.  The Termination of Lease.
(d)             Title Documents.  Such affidavits of Purchaser or other documents as may be reasonably required by Title Company in order to record the closing documents and issue the Buyer’s Title Policy.
(e)             Closing Statement.  A closing statement setting forth the Purchase Price, the adjustments, prorations and Closing costs as set forth herein.
(f)             Additional Documents.  Such other documents as may be required by this Agreement.
7.4        Closing Costs.
(a)             Seller shall pay the following costs and expenses in connection with the Closing for the Property:
(i)	One-half (½) of the fees of the Title Company for its escrow services;
(ii)	Its costs of document preparation and its attorneys’ fees;
(iii)	The title search fee and the premium payable for the owner’s coverage title insurance policy issued by the Title Company;
(iv)
Transfer taxes and other taxes assessed by the State of Michigan or any county or municipality thereof due upon the sale of the Property or any portion thereof, including sales taxes, if any, due upon the sale of the Personal Property;

(v)	The cost of the Survey; and
(vi)	All costs customarily paid by sellers in connection with real estate transactions in Washtenaw County, Michigan.

(b)            Purchaser shall pay all other costs, including, without limitation, the following costs, arising in connection with the Closing:
(i)	One-half (½) of the fees of Title Company for its escrow services;
(ii)	All recording fees for recording the deed;
(iii)	All due diligence or inspection costs incurred by Purchaser; and
(iv)	Its cost of document preparation and its attorneys’ fees.
7.5        Prorations.  The following items shall be prorated between Seller and Purchaser, as of 12:01 a.m. on the Closing Date (the “Proration Date”):
(a)             Property Taxes.  Since the Purchaser is the current tenant of the Property pursuant to a certain Lease Agreement (as amended, the “Lease”) dated April 8, 1997 between AMR Holdings, L.L.C., predecessor in interest to Seller and Purchaser, as amended, there shall be no proration of city, state and county ad valorem taxes for the Property and Purchaser shall be responsible for all such taxes and assessments. If Seller has engaged or will engage prior to the Closing, consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”), any cash refunds or proceeds actually distributed (collectively, “Cash Refunds”) will be paid to Purchaser (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings. Seller and Purchaser agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of receipt of such Cash Refund.  To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) Business Days of its receipt.  Seller agrees to execute such document or documents as may be necessary to substitute Purchaser as a party to any Protest Proceedings.
(b)            Operating Expense and Utility Charges.  Since Purchaser was responsible for all operating expenses of the Property under the Lease there shall be no proration of such items.
(c)             Rent. Seller hereby agrees to waive and abate Basic Rent under the Lease from and after March 1, 2017 if this transaction closes. Purchaser shall receive a per diem credit at Closing in the amount of Two Hundred Sixty-two and 50/100 Dollars ($262.50) (the “Per Diem”) per day that the Closing occurs prior to July 1, 2017.  In the event that the Closing occurs after July 1, 2017 Seller shall receive a credit in the amount of the Per Diem for each day after July 1, 2017, that the Closing occurs. If this Agreement terminates for any reason, all unpaid Basic Rent accrued from March 1, 2017 shall be immediately paid to Seller.
(d)            Association Dues.  The annual dues of the Association, as such term is defined below, for the current year, shall be prorated as of the Closing Date.

8.      Damage.  If, prior to the Closing Date, a material portion of the Property is damaged by fire casualty, the elements or any other cause (“material”, for this purpose being defined as damage to the Property in excess of $100,000.00), Seller shall immediately give notice to Purchaser of such fact and at Purchaser’s option (to be exercised within fifteen (15) days after Seller’s notice) Purchaser may either: elect to proceed with the Closing or terminate this Agreement and receive a refund of its Earnest Money, in which event neither party will have any further obligations under this Agreement, except for those obligations which expressly survive the termination hereof.  If Purchaser fails to elect to terminate despite such damage, there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest to receive the proceeds of all insurance related to such damage, and further, Seller shall pay to Purchaser the amount of any “deductible” which is not funded by the insurance proceeds.
9.      Condemnation.  If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Property, Seller shall immediately give notice to Purchaser of such fact and at Purchaser’s option (to be exercised within fifteen (15) days after Seller’s notice), this Agreement as to the Property shall terminate and receive a refund of its Earnest Money, in which event neither party will have further obligations under this Agreement, except for those obligations which expressly survive the termination of this Agreement.  If Purchaser shall fail to give such notice then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings.  Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
10.    Representations and Warranties.
10.1      Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:
(a)            Seller is a Michigan limited liability company duly formed and in good standing under the laws of the State of Michigan and authorized to do business in the State of Michigan and is authorized to consummate the transactions contemplated by this Agreement.
(b)             The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by Seller, the delivery thereof to Purchaser, Seller’s performance hereof and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and do not conflict with or result in a violation of Seller’s Articles of Organization or Operating Agreement or any agreement, contract, judgment, order or decree of any court or proceeding to which Seller is a party or by which Seller is bound and all such documents are valid and binding obligations of Seller and are enforceable in accordance with their terms.

(c)             Seller holds fee title to the Real Property, to its knowledge, subject only to the Permitted Exceptions and those building and use restrictions, easements and zoning ordinances, if any, of record.
(d)            Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.
(e)            There is no action, litigation, investigation, condemnation or proceeding of any kind, pending or, to Seller’s knowledge, threatened against any portion of the Property or against Seller which would prevent or prohibit this transaction or which would have a material adverse effect upon any portion of the Property or which would result in the imposition of any lien or charge upon the Property. Seller has not received any notice of any existing or threatened condemnation or other legal action of any kind involving the Property or its operation.
(f)             There are no leases effecting the Property or any other agreement giving possession of all or any part of the Property to a third party except for the Lease. No  party has an option to purchase the Property or any part thereof or any right of first refusal to purchase or lease all or any part of the Property.
(g)            There are, to Seller’s knowledge, no existing violations of any laws, zoning ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other municipal departments or other governmental authorities having jurisdiction against or affecting the Property.
(h)            To Seller’s knowledge, no Hazardous or Toxic Substances have been released into or deposited upon or below the surface of the Property or into any water systems on or below the surface of the Property or stored or used on or in the Property or any property adjacent to the Property or in the vicinity of the Property by the Seller which could impact the Property.
(i)              Seller is not subject to any state or federal tax liens of any kind or nature or any commitment, obligation, or agreement in favor of a third party, including, but not limited to, any right of first refusal, redemption rights, option to purchase, management or leasing agreements.
(j)              There is, to Seller’s knowledge, no assessment presently outstanding or unpaid for local improvements or otherwise which has or may become a lien against the Property. Further, Seller knows of no public improvements which have been ordered to be made and/or which have not heretofore been completed, assessed and paid for. Seller has received no written notice of any zoning proceedings concerning the Property, nor has Seller received written notice from any governmental agency or authority or other party concerning any prospective zoning proceeding which may affect the Property.
(k)             Seller has not received any notice from, nor filed any notice or application with, any governmental authority concerning any Hazardous or Toxic Substance.

(l)              Seller has not contracted for any services or employment and has made no commitments or obligations which will affect the Purchaser.
(m)           Seller is a member of a condominium association (“Association”) due to its ownership of the Property.  All Association fees and expenses due from the Property or the owner thereof have been paid in full and the annual amount due is approximately $600.00. To Seller’s knowledge, there are no special assessments contemplated by the Association.
(n)            The documents and materials delivered to Purchaser pursuant to this Agreement are true, correct and complete in all material respects and constitute all such documents and materials.
(o)            There are, to Seller’s knowledge, no attachments, executions or assignment for the benefit of creditors or voluntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened by or against Seller and there is no pending or threatened action, suit, arbitration, claim or proceeding against Seller or any of its principals that could adversely affect its ability to perform its obligations under this Agreement and consummate the sale of the Property pursuant hereto.
(p)            Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as hereinafter defined), (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
Seller’s representations and warranties as contained herein shall not merge with the Deed and shall survive Closing.
10.2      Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller that the following are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:
(a)            Purchaser is a corporation duly formed and in good standing and is authorized to consummate the transactions contemplated by this Agreement and this transaction.
(b)            The execution of this Agreement and all documents and instruments executed pursuant to this Agreement by Purchaser, the delivery thereof to Seller, Purchaser’s performance hereof and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and do not conflict with or result in a violation of Purchaser’s organizational documents or any judgment, order or decree of any court or proceeding to which Purchaser is a party and all such documents are valid and binding obligations of Purchaser and are enforceable in accordance with their terms.
(c)             Purchaser represents and acknowledges that it and/or its affiliate has been in possession of the Real Property under the Lease.  It understands and acknowledges that, except as provided herein, Seller is making no warranties or representations with respect to the physical condition of the Real Property and the Purchaser will be taking the Real Property at Closing in its “AS IS, WHERE IS” condition.
11.    Default.
11.1     Default by Seller.  If within ten (10) business days after notice, Seller fails to perform any of its covenants under this Agreement, or if Seller otherwise defaults hereunder, Purchaser shall have, as its sole and exclusive remedy either: (i) the right of specific performance of all provisions of this Agreement against Seller, or (ii) Purchaser, at its option, may elect to terminate this Agreement and receive a refund of the Earnest Money, as its sole and exclusive remedy.
11.2      Default by Purchaser.  If within ten (10) business days after notice, Purchaser fails to close the transaction described herein at the time required herein, Seller may retain Twenty-five Thousand Dollars ($25,000.00) as liquidated damages. Seller hereby acknowledges and agrees that the foregoing shall constitute Seller’s sole and exclusive remedy hereunder.  Seller agrees to accept such sum as its total damages and relief hereunder in such event.
12.    Broker.
12.1      Broker.  If, and only if, and only in the event that the transaction contemplated by this Agreement closes, a brokerage fee shall be payable by Purchaser to Mohr Partners (“Broker”) pursuant to a separate agreement.  Seller and Purchaser warrant each to the other that, except for the Broker, they have not dealt with any real estate broker or sales-person with regard to this transaction.  Purchaser agrees to indemnify and hold harmless Seller from any and all commissions claimed by the Broker or any other broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Purchaser.  Seller agrees to indemnify and hold harmless Purchaser from any and all commissions claimed by any broker (other than the Broker) or third party arising by virtue of this transaction whose commissions might legally arise from acts of Seller.  The obligations of indemnity of Purchaser and Seller as contained in this Section 12.1 shall survive the Closing.
13.    Miscellaneous.
13.1     Assignment.  Purchaser may not assign its rights under this Agreement without the prior written consent of Seller not to be unreasonably withheld, conditioned or delayed; provided, however, Purchaser may, without the prior consent of Seller, assign its rights under this Agreement to any trust, corporation, partnership or limited liability company affiliated with, controlling, controlled by or under common control with Purchaser.  Any assignment shall be subject to all the provisions, terms, covenants and conditions of this Agreement, and upon assignment, the assignor shall, be released from all of its obligations under this Agreement.
13.2      Notices.  All notices which are required or permitted hereunder must be in writing and shall be deemed to have been given, delivered or made, as the case may be, (notwithstanding lack of actual receipt by the addressee) (i) when delivered by personal delivery, (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, (iii) one (1) business day after having been deposited with an expedited, overnight courier service (such as by way of example but not limitation, U.S. Express Mail, Federal Express or UPS), or (iv) when delivered by facsimile, which facsimile is followed by delivery by an expedited, overnight courier service, addressed to the party to whom notice is intended to be given at the address set forth below:
Purchaser:                             FAAC Incorporated
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention: Mr. Thomas Paup
Telephone No. (734) 761-5836

With a copy to:                    FAAC Incorporated
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention: General Counsel
Telephone No. (734) 761-____

And a copy to:                     Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, MI  48304-5151
Attn:  Howard Goldman, Esq.
Telephone Number: (248) 566-8462

Seller:	Oak Valley 1229, LLC
c/o AMR Development, LLC
1182 Oak Valley Drive
Ann Arbor, Michigan 48108
Attention: Albert Rodriguez
Telephone No. (734) ___-____3777

With copies to:                     Robert A. Peurach
41740 Six Mile Rd., Ste. 101
Northville, MI  48168
Telephone No. (248) 349-0500

Any party may change the address to which its notices are sent by giving the other party written notice of any such change in the manner provided in this Section, but notice of change of address is effective only upon receipt.

13.3      Entire Agreement.  This Agreement embodies and constitutes the entire understanding among the parties with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. The terms hereof shall survive the Closing and shall not merge with the Deed.
13.4      Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
13.5      Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
13.6      Binding Effect.  Subject to the provisions of Section 13.1, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.
13.7      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
13.8      Interpretation.  Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa.  This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.
13.9      Severability.  In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
13.10    Authority of Parties.  Seller and Purchaser represent to each other that each has full power and authority to enter into and perform this Agreement, all related instruments and the documentation contemplated hereby and thereby in accordance with their respective terms and that the delivery and performance of this Agreement, all related instruments and the documentation contemplated hereby and thereby has been duly authorized by all necessary action.
13.11   No Waiver.  Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

ARTICLE FOURTEEN

NO ASSUMPTION OF LIABILITIES

The parties acknowledge that this transaction contemplates only the sale and purchase of the Property and that Seller is not selling a business nor do the parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third party. Except as otherwise provided in this Agreement, Purchaser shall neither assume nor be liable for any of the debts, liabilities, taxes or obligations of, or claims against, Seller, or of any other person or entity, of any kind or nature, whether existing now, on the Closing Date or at any time thereafter. All of such debts, liabilities, taxes, obligations and claims shall be solely those of Seller, and Seller hereby represents, warrants, covenants and agrees to defend, indemnify and hold harmless Purchaser from any liability with respect thereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below their respective signatures.

PURCHASER:	FAAC INCORPORATED, a Michigan corporation
By:           /s/ Thomas J. Paup
Name:     Thomas J. Paup
Title:       Sr. VP Finance, CFO,& Treasurer
FAAC, Inc.

SELLER:	OAK VALLEY 1229, LLC, a Michigan limited liability company

By:          /s/ Albert Rodriguez
Name:     Albert Rodriguez
Title:       Manager